PARKER CHAPIN, LLP                      The Chrysler Building
                                        405 Lexington Avenue, New York,NY  10174
                                       (212) 704-6000 Fax (212) 704-6288

                                        MITCHELL S. NUSSBAUM
                                        (212) 704-6426
                                        mnussbaum@parkerchapin.com


                            June 28, 2000



VIA EDGAR TRANSMISSION
----------------------
U.S. Securities and Exchange Commission
6432 General Green Way
Alexandria, VA  22312



            RE: United Ventures Group, Inc.
                Registration Statement on Form SB2 (File No. 333-92037) Accession Number 0001015769-99-000103
                -------------------------------------------------------


         On behalf of our client, we would like to request the withdrawal of their Registration Statement as filed on Form SB-2 on December 3, 1999. Our client does not wish to register the securities as disclosed in such statement at this time. The acceptance of this filing will serve as confirmation of this request.



                                          Sincerely,

                                          /s/ Mitchell S. Nussbaum, Esq.

                                          Mitchell S. Nussbaum, Esq.